Exhibit 99.1

PRESS RELEASE

INX Inc. Receives NASDAQ Notice of Non-Compliance;
Intends to Request Hearing

HOUSTON--(BUSINESS WIRE)--INX Inc. (the “Company”) today announced receipt of a determination letter from the NASDAQ Listing Qualifications Staff (the “Staff”), dated October 11, 2010, advising that the Company remains non-compliant with the requirements for continued listing on The NASDAQ Global Market due to its failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2010, with the Securities and Exchange Commission (the “SEC”).  As a result, the notice indicates that the Company’s common stock is subject to delisting from NASDAQ unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).

Accordingly, the Company intends to timely request a hearing before the Panel.  The Company’s request for a hearing will automatically stay any delisting action through at least November 2, 2010. In connection with its request for a hearing, the Company will request that the Panel continue the stay of delisting until the conclusion of the hearing process.

Following the hearing, the Panel has the authority under the NASDAQ Listing Rules to grant the Company an exception within which to regain compliance with the filing requirement for a period not to exceed April 11, 2011. However, there can be no assurance that the Panel will grant the Company a stay of the Staff’s delisting determination until the conclusion of the hearing process or that it will grant the additional time requested by the Company to regain compliance with NASDAQ’s filing requirement.

As previously announced, the Company identified historical accounting errors that require a restatement of its financial statements reported on Form 10-K/A for the year ended December 31, 2008, the financial statements reported on Form 10-Q/A for the quarterly period ended March 31, 2009 and the financial statements reported on Form 10-Q for the quarterly periods ended June 30, 2009 and September 30, 2009.   Due to the review and analysis of these errors, the Company was unable to timely file the periodic reports for the fiscal year ended December 31, 2009, and the subsequent reports for the quarterly periods ended March 31 and June 30, 2010.  The Company continues to work towards the completion of all of the periodic reports and intends to make all necessary filings as soon as possible.

ABOUT INX INC.:

INX Inc. (NASDAQ: INXI) is a leading U.S. provider of IP communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire lifecycle of enterprise IP network communications and data center infrastructure. Services are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Additional information about INX can be found on the Web at www.INXI.com.

SAFE HARBOR STATEMENT:

The statements contained in this document that are not statements of historical fact including but not limited to, statements identified by the use of terms such as “will,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and are subject to a number of risks and uncertainties.  Actual results could differ materially from the forward-looking statements contained herein due to numerous factors.

CONTACT:

INX Inc.
James Long
Executive Chairman
713-795-2000